Exhibit 99.2


        AMENDMENT NO. 1 TO SERIES F PREFERRED STOCK AND WARRANT PURCHASE
                                   AGREEMENT


          AMENDMENT NO. 1 TO SERIES F PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT, dated as of March 29, 2001 ( "Amendment"), by and among NEW WORLD COFFEE - MANHATTAN BAGEL, INC., a Delaware corporation (the "Company"), and Halpern Denny III, L.P. ("Halpern Denny"), amending the Series F Preferred Stock and Warrant Purchase Agreement, dated as of January 18, 2001 (the "Original Purchase Agreement"), among the Company and Halpern Denny.

          WHEREAS, the Company and certain purchasers (the "Series F Purchasers") have entered into a Second Series F Preferred Stock and Warrant Purchase Agreement dated as of March 29, 2001 (the "Second Purchase Agreement"), pursuant to which the Series F Purchasers will purchase from the Company an additional 5,000 shares of Series F Preferred Stock, $.001 par value, of the Company and warrants to purchase shares of Common Stock of the Company in the form attached to the Second Purchase Agreement;

          WHEREAS, the Company and Halpern Denny deem it in their best interests to amend the provisions of the Original Purchase Agreement, and the Company and Halpern Denny are willing to amend the Original Purchase Agreement as provided herein;

          WHEREAS, as an inducement to the Series F Purchasers to consummate the transactions contemplated by the Second Purchase Agreement, the Company and Halpern Denny have agreed to enter into this Amendment; and

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. The form of Note attached as Exhibit D to the Original Purchase Agreement is hereby amended by deleting the form of Note in its entirety and replacing it with a new form of Note, a copy of which is attached hereto.

          2. The Original Purchase Agreement, as amended by this Amendment, is hereby in all respects confirmed and each of the parties hereto acknowledges and agrees that it is bound by all the terms and provisions thereof, as amended hereby.

          3. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

          4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as a sealed instrument, all as of the day and year first above written.


                                  NEW WORLD COFFEE - MANHATTAN
                                    BAGEL, INC.



                                  By /s/ Ramin Kamfar
                                    ------------------------------------
                                    Name:   Ramin Kamfar
                                    Title:  Chief Executive Officer


                                  HALPERN DENNY III, L.P.

                                  By:  Halpern Denny & Company V, L.L.C.,
                                       General Partner



                                  By /s/ William J. Nimmo
                                     ----------------------------------
                                     Name:   William J. Nimmo
                                     Title:  Managing Member